NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2018
THIRD QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (October 25, 2018) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter financial results for 2018, reporting net income of $64.7 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2018, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 5.87 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2018 plus 350 basis points. The dividend, based on average stock outstanding for the third quarter of 2018, will be paid on November 2, 2018.

“Earnings were solid again in the third quarter, with year-over-year increases in net income of 42 percent and net interest income of nine percent,” said President and Chief Executive Officer Edward A. Hjerpe III. “The Bank’s strong operational performance has allowed for the payment of an attractive dividend of three-month LIBOR plus 350 basis points. Adding to our operational performance, litigation settlements this quarter enabled a $7.2 million contribution to the Bank’s Affordable Housing Program.”

Third Quarter 2018 Operating Highlights

Net income for the quarter ending September 30, 2018, was $64.7 million, compared with net income of $45.6 million for the same period in 2017. The improvement in net income for the quarter was primarily due to litigation settlement income of $12.8 million in the third quarter of 2018, while there were no litigation settlements in the third quarter of 2017, as well as a $6.4 million increase in net interest income after provision for credit losses. These results led to a $7.2 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending September 30, 2018, was $77.5 million, compared with $71.1 million for the same period in 2017. The $6.4 million improvement was mainly a result of a higher interest-rate environment, which led to higher income on capital and lower premium amortization on U.S Agency mortgage-backed securities; and a $2.9 billion increase in average earning assets. Included in net interest income after provision for credit losses is accretion of significant improvement in projected cash flows(1) associated with previously impaired private-label mortgage-backed securities, which totaled $8.0 million in the third quarter of 2018, compared to $8.4 million in the third quarter of 2017.

Net interest spread was 0.38 percent for the quarter ending September 30, 2018, a three basis point decrease from the same period in 2017, and net interest margin was 0.50 percent, a one basis point increase from the same period in 2017. The decrease in net interest spread reflects a 71 basis point increase in the average yield on earning assets and a 74 basis point increase in the average yield on interest-bearing liabilities. The decrease in net interest spread was primarily attributable to a $947.3 million decrease in the average balance of mortgage-backed securities and higher funding costs for short- term investments. The increase in net interest margin was primarily attributable to the impact of higher interest rates on earning assets, which are partially funded by non-interest-bearing capital. Average earning assets increased $2.9 billion primarily driven by increases of $2.4 billion in average advances, $255.7 million in average mortgage loans and $205.4 million in average investments.

September 30, 2018 Balance-Sheet Highlights

Total assets increased $4.3 billion, or 7.2 percent, to $64.7 billion at September 30, 2018, up from $60.4 billion at year-end 2017. During the nine months ended September 30, 2018, advances increased $3.4 billion, or 8.9 percent, to $40.9 billion, compared with $37.6 billion at year-end 2017. The increase in advances was primarily in variable-rate advances.

Total investments were $19.3 billion at September 30, 2018, up from $17.9 billion at the prior year end, and investments in mortgage loans totaled $4.2 billion at September 30, 2018, an increase of $187.7 million from year-end 2017.

Mandatorily redeemable capital stock decreased $4.1 million to $31.9 million as of September 30, 2018, from $35.9 million as of year-end 2017. GAAP capital at September 30, 2018, was $3.5 billion, an increase of $255.2 million from year-end 2017. During 2018, capital stock increased by $193.2 million, resulting from issuance of $1.3 billion of capital stock to support new advances borrowings by members offset by capital stock repurchases of $1.1 billion. Total retained earnings grew to $1.4 billion during 2018, an increase of $78.1 million, or 6.0 percent, from December 31, 2017. Of this amount, restricted retained earnings totaled $301.9 million at September 30, 2018. Accumulated other comprehensive loss totaled $343.0 million at September 30, 2018, an increase of $16.1 million, or 4.9 percent, from December 31, 2017.

The Bank was in compliance with all regulatory capital ratios at September 30, 2018, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2018.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2018	6/30/2018	12/31/2017
ASSETS
Advances	$40,927,639	$41,311,480	$37,565,967
Investments (3)	19,321,695	18,045,099	17,941,614
Mortgage loans held for portfolio, net	4,192,425	4,077,414	4,004,737
Other assets	252,044	242,087	849,628
Total assets	$64,693,803	$63,676,080	$60,361,946

LIABILITIES
Consolidated obligations, net	$60,173,016	$59,113,157	$56,065,529
Deposits	484,761	551,940	477,069
Mandatorily redeemable capital stock	31,868	31,868	35,923
Other liabilities	483,829	486,658	518,295

CAPITAL
Class B capital stock	2,476,876	2,480,110	2,283,721
Retained earnings - unrestricted	1,084,538	1,067,943	1,041,033
Retained earnings - restricted (4)	301,928	288,994	267,316
Total retained earnings	1,386,466	1,356,937	1,308,349
Accumulated other comprehensive loss	(343,013)	(344,590)	(326,940)
Total capital	3,520,329	3,492,457	3,265,130
Total liabilities and capital	$64,693,803	$63,676,080	$60,361,946

Total regulatory capital-to-assets ratio	6.0%	6.1%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (5)	155%	153%	156%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017

Total interest income	$368,818	$350,090	$246,824	$1,024,841	$670,142
Total interest expense	291,358	271,332	175,715	788,712	472,709
Net interest income	77,460	78,758	71,109	236,129	197,433
Net interest income after provision for credit losses	77,460	78,761	71,081	236,123	197,581
Net other-than-temporary impairment losses on investment securities recognized in income	(71)	(257)	(432)	(407)	(1,418)
Litigation settlements	12,769	—	—	12,769	—
Other income	2,410	1,978	1,028	6,261	2,475
Operating expense	16,127	16,325	16,860	49,077	48,769
Other expense	4,531	4,847	4,112	13,221	13,774
AHP assessment	7,238	5,978	5,110	19,387	13,720
Net income	$64,672	$53,332	$45,595	$173,061	$122,375

Performance Ratios: (6)
Return on average assets	0.42%	0.34%	0.31%	0.37%	0.28%
Return on average equity (7)	7.56%	6.30%	5.64%	6.84%	4.98%
Net interest spread	0.38%	0.39%	0.41%	0.40%	0.38%
Net interest margin	0.50%	0.51%	0.49%	0.51%	0.45%

(1)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis. For additional information, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Estimates — Deferred Premium/Discount Associated with Prepayable Mortgage-Backed Securities in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018 (the 2017 Annual Report).

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2017 Annual Report.

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2017 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2017 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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